Exhibit 99.1

For More Information:
Jzaneen Lalani Vice President, Legal Affairs (201) 802-7249	Laura Perry Stern Investor Relations, Inc. (212) 362-1200

Memory Pharmaceuticals Completes Dosing of Phase 1 Study of MEM 3454
- Top-Line Results Expected in Second Quarter of 2006-

Montvale, NJ – February 14, 2006 — Memory Pharmaceuticals Corp. (NASDAQ: MEMY) today announced that the Company has completed dosing in its Phase 1 study of MEM 3454, a partial agonist of the nicotinic alpha-7 receptor, in healthy volunteers.

“The data from this trial will provide us with critical safety and dosing information about MEM 3454 and insights into the appropriate clinical development path for this drug candidate,” said David A. Lowe, Ph.D., Chief Scientific Officer of Memory Pharmaceuticals. “We look forward to reporting the top-line results from this trial in the second quarter of 2006.”

The Phase 1 single-center study consisted of four segments: a double-blind, placebo-controlled study to evaluate the safety, tolerability and pharmacokinetics of single ascending doses of MEM 3454, which involved 56 healthy young male volunteers; a standard food interaction study, which involved 12 volunteers; a single ascending dose study, which involved 15 elderly volunteers; and a multiple ascending dose (MAD) study, which involved 48 healthy young male and female volunteers. The MAD study included cognition testing using the Cognitive Drug Research (CDR) battery. The study was conducted in Toronto, Canada, under a Clinical Trial Application that Memory Pharmaceuticals filed with Health Canada.

Under the terms of Memory Pharmaceuticals’ 2003 collaboration with Roche, Memory Pharmaceuticals leads the development of MEM 3454 through Phase 2a clinical trials, and following the completion of these trials, Roche has the right to obtain an exclusive license to MEM 3454. Roche may maintain its right through the development process by making payments to Memory Pharmaceuticals upon its achievement of certain pre-established development milestones.

The nicotinic alpha-7 receptor is a highly specialized receptor found in the central nervous system. Compounds acting on this receptor could be beneficial in the treatment of schizophrenia and Alzheimer’s disease, as well as other psychiatric and neurological disorders.

About the Company
Memory Pharmaceuticals Corp., a biopharmaceutical company, is focused on developing innovative drugs for the treatment of debilitating CNS disorders such as Alzheimer’s disease, schizophrenia, depression, bipolar disorder, vascular dementia, mild cognitive impairment, Parkinson’s disease and memory impairments associated with aging. For additional information, please visit our website at http://www.memorypharma.com.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or Memory Pharmaceuticals’ prospects, future financial position, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including the risks and uncertainties associated with: Memory Pharmaceuticals’ ability to enter into and maintain collaborations with third parties for its drug development programs; Memory Pharmaceuticals’ dependence on its collaborations and its license relationship with Bayer; conducting preclinical and clinical trials of Memory Pharmaceuticals’ drug candidates that demonstrate these candidates’ safety and effectiveness; obtaining regulatory approvals to conduct clinical trials and to commercialize Memory Pharmaceuticals’ drug candidates; achieving milestones under Memory Pharmaceuticals’ collaborations; obtaining additional financing to support Memory Pharmaceuticals’ R&D and clinical activities and operations; Memory Pharmaceuticals’ dependence on third- party preclinical or clinical research organizations, manufacturers and consultants; and protecting the intellectual property developed by or licensed to Memory Pharmaceuticals. These and other risks are described in greater detail in Memory Pharmaceuticals’ filings with the Securities and Exchange Commission. Memory Pharmaceuticals may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. Memory Pharmaceuticals disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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